Exhibit 99.1

Cross Country Healthcare Reports Third Quarter 2011 Results

BOCA RATON, Fla.--(BUSINESS WIRE)--November 2, 2011--Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $131.2 million in the third quarter ended September 30, 2011, a 13% increase from revenue of $115.7 million in the prior year quarter and a 4% increase sequentially from the second quarter of 2011. Net income in the third quarter of 2011 was $1.8 million, or $0.06 per diluted share, as compared to $0.9 million, or $0.03 per diluted share, in the same quarter of the prior year. Cash flow from operations for the third quarter of 2011 was $3.3 million.

For the nine months ended September 30, 2011, the Company generated revenue of $379.3 million and net income of $3.6 million, or $0.11 per diluted share. This compares to revenue of $354.9 million and net income of $3.2 million, or $0.10 per diluted share, in the first nine months of the prior year. Cash flow from operations for the first nine months of 2011 was $14.6 million.

“Our nurse and allied staffing segment delivered strong top and bottom line growth year-over-year in the third quarter driven by a broad-based resurgence in demand,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “The fact that net weeks booked were up 24% during the third quarter suggests the fourth quarter should show similar year-over-year comparisons, which also bodes well for our largest segment as we enter 2012. Currently, there appears to be nothing in our metrics that would be consistent with an economic slowdown from current levels,” said Mr. Boshart.

“Our clinical trial services business saw modest top-line improvement in the third quarter both sequentially and compared to a year ago. More importantly, margins in this segment were much improved versus the comparable periods and were an important contributor to our improved performance in the third quarter. Our physician staffing business continued to show signs of recovery in the third quarter. And while we anticipate this business will experience a normal seasonal sequential decline in the fourth quarter, we expect revenue in this segment to be up year-over-year for the first time since 2008. Additionally, I am especially pleased with the much improved performance of our retained physician and executive search business in the third quarter,” Mr. Boshart added.

Nurse and Allied Staffing

For the third quarter of 2011, the nurse and allied staffing business segment (travel and per diem nurse and allied health staffing) generated revenue of $73.4 million, reflecting a 26% increase from the prior year quarter and an 8% sequential increase from the second quarter of 2011. The year-over-year and sequential increases were due primarily to higher staffing volume. Contribution income (defined as income from operations before depreciation, amortization and corporate expenses not specifically identified to a reporting segment) was $6.3 million, an increase of 27% year-over-year and 12% sequentially. As a percentage of segment revenue, contribution income was 8.6% in the third quarter of 2011, an increase of 10 basis points year-over-year and 40 basis points sequentially. The sequential increase was due primarily to accrual adjustments related to workers’ compensation and professional liability.

Segment staffing volume increased 23% from the prior year quarter and 4% sequentially from the second quarter of 2011. Travel staffing volume increased 24% on a year-over-year basis and 4% on a sequential basis while per diem staffing volume increased 18% year-over-year and 4% sequentially. The average revenue per FTE per day for the third quarter of 2011 was $311, an increase of 2% both year-over-year and sequentially. For travel nurse staffing, the average hourly bill rate increased 1% year-over-year and 2% on a sequential basis.

For the first nine months of 2011, segment revenue increased 14% to $208.5 million from $182.7 million in the same period a year ago, while contribution income increased 5% to $17.0 million from $16.2 million in the prior year period.

Physician Staffing

For the third quarter of 2011, the physician staffing business segment generated revenue of $30.8 million, a 2% decrease from the prior year quarter but a 1% increase sequentially from the second quarter of 2011. The year-over-year decrease reflected a shift in the mix to lower bill-rate specialties, while the sequential improvement was due to an increase in staffing volume partially offset by an unfavorable shift in specialty mix. Contribution income was $2.9 million, a 16% decrease year-over-year but a 1% increase sequentially. Contribution income as a percentage of segment revenue declined 170 basis points from the prior year quarter due primarily to a combination of higher physician expenses and lower permanent placement revenue. Physician staffing days filled for the third quarter of 2011 was 22,811 days, essentially flat with the prior year quarter but a 5% increase sequentially. Revenue per day filled for the third quarter of 2011 was $1,351, a 1% decrease year-over-year and 4% sequentially due to an unfavorable shift in the mix of specialties.

For the first nine months of 2011, segment revenue decreased 3% to $90.9 million from $93.7 million in the same period a year ago, while contribution income decreased 15% to $8.6 million from $10.1 million in the prior year period.

Clinical Trial Services

For the third quarter of 2011, the clinical trial services segment generated revenue of $16.8 million, a 7% increase from the prior year quarter and 2% sequentially from the second quarter of 2011. The year-over-year and sequential improvement was due to higher staffing volume that was partially offset by lower bill rates. Staffing accounted for 93% of segment revenue. Contribution income was $2.2 million, a 26% increase year-over-year and 44% sequentially due primarily to revenue improvement and margin gain in both the staffing and non-staffing components of this segment.

For the first nine months of 2011, segment revenue increased 5% to $48.9 million from $46.7 million in the same period a year ago, while contribution income increased 1% to $5.1 million from the prior year period.

Other Human Capital Management Services

For the third quarter of 2011, the other human capital management services business segment (education and training and retained search) generated revenue of $10.2 million, a 2% decrease from the prior year quarter and 4% sequentially from the second quarter of 2011. Segment contribution income was $1.0 million, a 46% increase year-over-year and 4% sequentially due to improvement in the retained search business partially offset by a decline in the education and training business due to lower seminar attendance.

For the first nine months of 2011, segment revenue decreased 2% to $31.0 million from $31.8 million in the same period a year ago, while contribution income decreased 7% to $2.3 million from $2.5 million in the prior year period.

Debt Outstanding and Credit Facility

During the third quarter of 2011, the Company reduced its debt by $4.0 million from the end of the prior quarter. At September 30, 2011, the Company had $46.0 million of total debt on its balance sheet and a debt, net of $14.3 million in cash and cash equivalents, to total capitalization ratio of 10.7%. At the end of the third quarter of 2011, the Company’s debt leverage ratio (as defined in its credit agreement) was 1.89 to 1, below the 2.50 to 1 maximum allowable ratio effective for the duration of the credit agreement. At the current debt leverage ratio, the Company is permitted to use its excess cash to repurchase up to $2.5 million of its common stock pursuant to an existing Board authorization.

Guidance for Fourth Quarter 2011

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, or significant legal proceedings. For the fourth quarter of 2011, the Company expects:

  Revenue to be in the $126 million to $128 million range.
  Gross profit margin to be in the 27.0% to 27.5% range.
  Adjusted EBITDA to be in the 4.5% to 5.0% range. Adjusted EBITDA, a non-GAAP financial measure, is defined in the accompanying financial statement tables.
  Earnings per diluted share to be in the range of $0.03 to $0.05.

Quarterly Conference Call

The Company will hold its quarterly conference call on Thursday, November 3, 2011, at 10:00 a.m. Eastern Time to discuss its third quarter 2011 financial results. The call will be webcast live and can be accessed online at www.crosscountryhealthcare.com or by dialing 888-972-6408 in the U.S. or 210-234-0087 from non-U.S. locations – Passcode: Cross Country. Replays of the call will be available through November 16th online at the same website address or by dialing 800-283-4984 in the U.S. or 203-369-3794 from non-U.S. locations – Passcode: 2011.

Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company’s performance as it excludes certain items that management believes are not indicative of the Company’s operating performance. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services offering a comprehensive suite of staffing and outsourcing services to the healthcare market that include nurse and allied staffing, physician staffing, clinical trial services and other human capital management services. The Company believes it is one of the top two providers of travel nurse and allied staffing services; one of the top four providers of temporary physician staffing (locum tenens) services; and a leading provider of clinical trial staffing services, retained physician search services and educational seminars specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,200 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations to provide its healthcare staffing and outsourcing solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at this website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and our other Securities and Exchange Commission filings made during 2011.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

Cross Country Healthcare, Inc.
Consolidated Statements of Income (a)
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended					Nine Months Ended
	September 30,					September 30,
	2011		2010		% Change	2011		2010		% Change

Revenue from services	$131,169		$115,687		13%	$379,257		$354,885		7%
Operating expenses:
Direct operating expenses	95,426		83,258		15%	275,929		255,171		8%
Selling, general and administrative expenses	29,061		26,630		9%	87,407		81,837		7%
Bad debt expense	146		115		27%	235		115		104%
Depreciation	1,548		1,782		(13%)	5,193		6,156		(16%)
Amortization	833		963		(13%)	2,675		2,887		(7%)
Total operating expenses	127,014		112,748		13%	371,439		346,166		7%
Income from operations	4,155		2,939		41%	7,818		8,719		(10%)
Other (income) expenses:
Foreign exchange (gain) loss	(148)		57		NM	(125)		72		NM
Interest expense	730		1,173		(38%)	2,180		3,440		(37%)
Other income, net	(67)		(39)		72%	(228)		(123)		85%
Income before income taxes	3,640		1,748		108%	5,991		5,330		12%
Income tax expense	1,854		832		123%	2,425		2,101		15%
Net income	$1,786		$916		95%	$3,566		$3,229		10%

Net income per common share:
Basic	$0.06		$0.03		100%	$0.11		$0.10		10%
Diluted	$0.06		$0.03		100%	$0.11		$0.10		10%

Weighted average common shares outstanding:
Basic	31,225		31,088			31,159		31,046
Diluted	31,242		31,112			31,217		31,162

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA (b)
(Unaudited, amounts in thousands)

	Three Months Ended					Nine Months Ended
	September 30,					September 30,
	2011		2010			2011		2010
Income from operations	$4,155		$2,939			$7,818		$8,719
Depreciation	1,548		1,782			5,193		6,156
Amortization	833		963			2,675		2,887
Equity compensation	774		698			2,250		1,942
Adjusted EBITDA (b)	$7,310		$6,382			$17,936		$19,704

Adjusted EBITDA Margin (b)	5.6%		5.5%			4.7%		5.6%

Cross Country Healthcare, Inc.
Condensed Consolidated Balance Sheets (a)
(Unaudited, amounts in thousands)

	September 30,		December 31,
	2011		2010
Assets
Current assets:
Cash and cash equivalents	$14,305		$10,957
Short-term cash investments	1,807		1,870
Accounts receivable, net	74,286		64,395
Deferred tax assets	12,188		11,801
Income taxes receivable	-		6,563
Prepaid expenses	7,340		6,530
Other current assets	553		649
Total current assets	110,479		102,765

Property and equipment, net	12,635		14,536
Trademarks, net	52,068		52,055
Goodwill, net	143,410		143,349
Other identifiable intangible assets, net	22,023		24,681
Debt issuance costs, net	1,419		2,112
Non-current deferred tax assets	2,508		2,484
Other long-term assets	1,402		1,676
Total assets	$345,944		$343,658

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$10,728		$7,944
Accrued employee compensation and benefits	17,345		14,641
Current portion of long-term debt	11,893		7,957
Income taxes payable	604		-
Other current liabilities	4,163		4,712
Total current liabilities	44,733		35,254
Long-term debt	34,060		45,556
Other long-term liabilities	16,051		16,839
Total liabilities	94,844		97,649

Commitments and contingencies

Stockholders' equity:
Common stock	3		3
Additional paid-in capital	244,925		243,005
Accumulated other comprehensive loss	(2,796)		(2,401)
Retained earnings	8,968		5,402
Total stockholders' equity	251,100		246,009
Total liabilities and stockholders' equity	$345,944		$343,658

Cross Country Healthcare, Inc.
Segment Data (c)
(Unaudited, amounts in thousands)

	Three Months Ended					Nine Months Ended
	September 30,					September 30,
	2011	% of Total	2010	% of Total	% Change	2011	% of Total	2010	% of Total	% Change

Revenue from services:

Nurse and allied staffing	$73,378	56%	$58,256	50%	26%	$208,506	55%	$182,743	52%	14%
Physician staffing	30,814	23%	31,294	27%	(2%)	90,853	24%	93,704	26%	(3%)
Clinical trial services	16,754	13%	15,682	14%	7%	48,871	13%	46,656	13%	5%
Other human capital management services	10,223	8%	10,455	9%	(2%)	31,027	8%	31,782	9%	(2%)
	$131,169	100%	$115,687	100%	13%	$379,257	100%	$354,885	100%	7%

Contribution income (d)

Nurse and allied staffing (e)	$6,324		$4,964		27%	$16,968		$16,159		5%
Physician staffing	2,935		3,503		(16%)	8,600		10,094		(15%)
Clinical trial services	2,239		1,771		26%	5,083		5,055		1%
Other human capital management services	984		673		46%	2,320		2,489		(7%)
	12,482		10,911		14%	32,971		33,797		(2%)

Unallocated corporate overhead (e)	5,946		5,227		14%	17,285		16,035		8%
Depreciation	1,548		1,782		(13%)	5,193		6,156		(16%)
Amortization	833		963		(13%)	2,675		2,887		(7%)
Income from operations	$4,155		$2,939		41%	$7,818		$8,719		(10%)

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,					September 30,
	2011		2010			2011		2010
Net cash provided by operating activities (in thousands) (a)	$3,254		$1,111			$14,630		$24,785

Nurse and allied staffing statistical data:
FTEs (f)	2,568		2,086			2,478		2,206
Days worked (g)	236,256		191,912			676,494		602,238
Average nurse and allied staffing revenue per FTE per day (h)	$311		$304			$308		$303

Physician staffing statistical data (i):
Days filled (j)	22,811		22,916			65,216		69,071
Revenue per day filled (k)	$1,351		$1,366			$1,393		$1,357

(a) Certain prior year data has been reclassified to conform to the current year's presentation.
(b) Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as income from operations before depreciation, amortization and non-cash equity compensation. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to income from operations as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team. In addition, management monitors Adjusted EBITDA for planning purposes, including compliance with its debt covenants. Adjusted EBITDA, as defined, closely matches the operating measure used in the Company's Debt Leverage Ratio and Minimum Fixed Charge Coverage Ratio as defined by its Credit Agreement. Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(c) Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(d) Defined as income from operations before depreciation, amortization and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.
(e) Certain 2010 segment data has been reclassified to conform to the 2011 presentation. During 2011, the Company refined its methodology for allocating certain corporate overhead expenses to its nurse and allied staffing segment to more accurately reflect that segment’s profitability.
(f) FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.
(g) Days worked is calculated by multiplying the FTEs by the number of days during the respective period.
(h) Average revenue per FTE per day is calculated by dividing the nurse and allied staffing revenue by the number of days worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.
(i) Beginning in the first quarter of 2011, the Company refined its statistical methodology related to its physician staffing metrics. Accordingly, historical 2010 quarterly data for these metrics have been revised to conform to the current year's presentation.
(j) Days filled is calculated by dividing the total hours filled during the period by 8 hours.
(k) Revenue per day filled is calculated by dividing the applicable revenue generated by the Company's physician staffing segment by days filled for the period presented.

NM - Not meaningful

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
Email: hgoldman@crosscountry.com